EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-204238) and related prospectus of The New Home Company Inc.;

(2)	Registration Statement (Form S-8 No. 333-193753) pertaining to The New Home Company Inc. 2014 Long-Term Incentive Plan; and

(3)	Registration Statements (Form S-8 No. 333-211756 and No. 333-217515) pertaining to The New Home Company Inc. 2016 Incentive Award Plan;
of our report dated February 22, 2017 (except for Note 18, as to which the date is August 2, 2017), with respect to the consolidated financial statements of The New Home Company Inc. for the year ended December 31, 2016, appearing in this Current Report on Form 8-K.
/s/ Ernst & Young LLP
Irvine, California
January 22, 2018